Exhibit 99.1

MSCI Reports Financial Results for Second Quarter and Six Months 2019

NEW YORK--(BUSINESS WIRE)--August 1, 2019--MSCI Inc. (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, today announced results for the three months ended June 30, 2019 (“second quarter 2019”) and six months ended June 30, 2019 (“six months 2019”).

Financial and Operational Highlights for Second Quarter 2019
(Note: Percentage and other changes refer to second quarter 2018 unless otherwise noted.)

  Organic subscription Run Rate growth of 10.1%; Index up 11.1%, Analytics up 6.8% and All Other up 19.7%.
  Operating revenues up 6.2% with recurring subscription revenues up 8.4%, asset-based fees and non-recurring revenues together up 0.1%.
  Organic operating revenue growth was 8.2% with organic recurring subscription revenue growth of 11.0%.
  Diluted EPS of $1.47, up 14.8%; Adjusted EPS of $1.54, up 18.5%.
  Quarterly Retention Rate at 95.5%, highest over the last decade.
  Board of Directors (“Board”) approved a 17.2% increase to quarterly dividend to $0.68 per share payable in the third quarter of 2019; payout ratio target maintained at a range of 40% to 50% of Adjusted EPS.
	Three Months Ended				Six Months Ended
In thousands,	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
except per share data (unaudited)	2019	2018	2019	Change	2019	2018	Change
Operating revenues	$385,558	$363,046	$371,381	6.2%	$756,939	$714,362	6.0%
Operating income	$192,378	$173,511	$162,675	10.9%	$355,053	$340,677	4.2%
Operating margin %	49.9%	47.8%	43.8%		46.9%	47.7%

Net income	$125,690	$116,829	$178,192	7.6%	$303,882	$231,921	31.0%

Diluted EPS	$1.47	$1.28	$2.08	14.8%	$3.55	$2.52	40.9%
Adjusted EPS	$1.54	$1.30	$1.55	18.5%	$3.09	$2.61	18.4%

Adjusted EBITDA	$211,796	$200,425	$197,707	5.7%	$409,503	$387,134	5.8%
Adjusted EBITDA margin %	54.9%	55.2%	53.2%		54.1%	54.2%

“Our Run Rate, recurring net new sales, and retention rate all reached record levels for the first half of the year as clients turn to MSCI’s offerings to help them better achieve their objectives and operate more efficiently. This is reflected by some significant client wins and momentum across client segments and geographies,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“We are only scratching the surface of what is possible in key growth areas such as ESG, factors, fixed income, wealth management, index derivatives and private assets. We see enormous growth opportunities in front of us, and our strong performance in the first half of 2019 amid a rapidly transforming industry is a testament to the value we bring to the global investment community,” added Mr. Fernandez.

Second Quarter 2019 Consolidated Results

Revenues: Operating revenues for second quarter 2019 increased $22.5 million, or 6.2%, to $385.6 million, compared to the three months ended June 30, 2018 (“second quarter 2018”). The $22.5 million increase in operating revenues was driven by a $22.4 million, or 8.4%, increase in recurring subscriptions (driven primarily by a $12.5 million, or 10.5%, increase in Index, a $4.2 million, or 24.9%, increase in ESG, and a $4.2 million, or 3.5%, increase in Analytics). Asset-based fees and non-recurring revenues were relatively flat compared to second quarter 2018. Organic operating revenue growth was 8.2%, with organic recurring subscriptions revenue growth of 11.0%, organic non-recurring revenue growth of 4.8% and organic asset-based fee growth of 0.2%.

For six months 2019, operating revenues increased $42.6 million, or 6.0%, to $756.9 million, compared to $714.4 million for the six months ended June 30, 2018 (“six months 2018”). The $42.6 million increase was driven by a $44.0 million, or 8.3%, increase in recurring subscriptions and $2.2 million, or 16.0%, increase in non-recurring revenues, partially offset by a $3.6 million, or 2.1%, decrease in asset-based fees. For six months 2019, organic operating revenue growth was 8.4%, with organic recurring subscriptions revenue growth of 11.6%, organic non-recurring revenue growth of 21.1% and organic asset-based fee decline of 2.0%.

Run Rate: Total Run Rate at June 30, 2019 grew by $106.0 million, or 7.5%, to $1,517.7 million, compared to June 30, 2018. The $106.0 million increase was driven by an $88.2 million, or 8.1%, increase in recurring subscription Run Rate to $1,172.6 million, and a $17.8 million, or 5.4%, increase in asset-based fees Run Rate to $345.1 million. Organic subscription Run Rate growth of 10.1% in second quarter 2019 was driven by strong growth in the Index and ESG segments and in the Analytics segment’s Multi-Asset Class and Equity Analytics products. Retention Rate was 95.5% in second quarter 2019, our highest quarterly retention rate over the last decade, compared to 94.1% in second quarter 2018.

Expenses: Total operating expenses for second quarter 2019 increased $3.6 million, or 1.9%, to $193.2 million compared to second quarter 2018, driven mainly by an $8.2 million, or 7.1%, increase in compensation and benefits costs and a $2.9 million, or 6.3%, increase in non-compensation costs, partially offset by a $7.9 million non-cash charge in second quarter 2018 related to the write-off of the IPD tradename used by the Real Estate segment. The compensation and benefits costs increase is primarily attributable to higher incentive compensation and benefit costs. The non-compensation costs increase is primarily attributable to higher travel and entertainment costs, professional fees, information technology costs and miscellaneous expenses, partially offset by lower non-income taxes.

Adjusted EBITDA expenses for second quarter 2019 increased $11.1 million, or 6.9%, to $173.8 million, compared to second quarter 2018. Total operating expenses excluding the impact of foreign currency exchange rate fluctuations (“ex-FX”) and adjusted EBITDA expenses ex-FX for second quarter 2019 increased 3.7% and 8.9%, respectively, compared to second quarter 2018.

For six months 2019, total operating expenses increased $28.2 million, or 7.5%, to $401.9 million. Adjusted EBITDA expenses increased $20.2 million, or 6.2%, to $347.4 million compared to six months 2018. Total operating expenses and adjusted EBITDA expenses ex-FX for six months 2019 increased 10.0% and 8.9%, respectively, compared to six months 2018.

Headcount: As of June 30, 2019, there were 3,266 employees, up 6.7% from 3,062 as of June 30, 2018, and up 2.7% from 3,179 as of March 31, 2019. The 6.7% year-over-year increase in employees was primarily driven by increased headcount in emerging market centers and in areas related to technology, data and content services and research. As of June 30, 2019, a total of 37.2% and 62.8% of employees were located in developed market and emerging market centers, respectively, compared to 40.2% in developed market centers and 59.8% in emerging market centers as of June 30, 2018.

Amortization and Depreciation Expenses: Amortization and depreciation expenses decreased $7.5 million, or 27.9%, to $19.4 million, compared to second quarter 2018, primarily as a result of lower amortization from the write-off of the IPD tradename used by the Real Estate segment in second quarter 2018 and the impact of the Investor Force Holdings, Inc. ("InvestorForce") divestiture in October 2018, partially offset by higher amortization of internally developed capitalized software. For six months 2019, amortization and depreciation expenses of $39.1 million decreased by $7.4 million, or 15.9%, compared to six months 2018.

Other Expense (Income), Net: Other expense (income), net increased $15.4 million, or 89.9%, to $32.6 million, compared to second quarter 2018, primarily due to the gain realized in second quarter 2018 from the divestiture of Financial Engineering Associates, Inc. (“FEA”), coupled with higher interest expense associated with higher outstanding debt. For six months 2019, other expense (income), net increased $22.1 million, or 49.2%, to $67.0 million, compared to six months 2018.

Income Taxes: Income tax expense was $34.1 million for second quarter 2019, compared to $39.5 million for second quarter 2018. The effective tax rates were 21.3% and 25.3% for second quarter 2019 and second quarter 2018, respectively. The decline was primarily due to a beneficial geographic mix of earnings and lower anticipated taxes on repatriation of foreign earnings. For second quarter 2019, there were certain discrete items totaling $0.8 million, including $1.2 million of excess tax benefits on share-based compensation.

For six months 2019, there was an income tax benefit of $15.8 million, compared to an income tax expense of $63.8 million for six months 2018. The effective tax rates were a negative 5.5% and 21.6% for six months 2019 and six months 2018, respectively. The lower effective tax rate compared to six months 2018 was driven by the income tax benefit (the "PSU windfall benefit") related to the vesting of the multi-year restricted stock units ("PSUs") granted in 2016 to certain senior executives that are subject to the achievement of multi-year total shareholder return targets, which are performance targets with a market condition ("Multi-Year PSUs"), a beneficial geographic mix of earnings and other discrete items. The PSU windfall benefit totaled $66.6 million in the three months ended March 31, 2019 (“first quarter 2019”) and is excluded from both the adjusted net income and adjusted EPS measures for six months 2019. Excluding the PSU windfall benefit, the six months 2019 adjusted tax rate was 17.6%.

Net Income: Net income increased 7.6% to $125.7 million in second quarter 2019, compared to $116.8 million in second quarter 2018. For six months 2019, net income increased 31.0% to $303.9 million, compared to $231.9 million for six months 2018.

Adjusted EBITDA: Adjusted EBITDA was $211.8 million in second quarter 2019, up $11.4 million, or 5.7%, from second quarter 2018. Adjusted EBITDA margin in second quarter 2019 was 54.9%, compared to 55.2% in second quarter 2018. For six months 2019, adjusted EBITDA was $409.5 million, up 5.8% from six months 2018, and adjusted EBITDA margin was 54.1% for six months 2019, compared to 54.2% for six months 2018.

Cash Balances and Outstanding Debt: Total cash and cash equivalents as of June 30, 2019 was $771.1 million. MSCI seeks to maintain minimum cash balances globally of approximately $200.0 million to $250.0 million for general operating purposes.

Total outstanding debt as of June 30, 2019 was $2,600.0 million, which excludes deferred financing fees of $22.7 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,828.9 million as of June 30, 2019. The total debt to operating income ratio (based on trailing twelve months operating income) was 3.7x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.3x, which is within the stated gross leverage to adjusted EBITDA target range of 3.0x to 3.5x.

Cash Flow and Capex: Net cash provided by operating activities was $189.5 million in second quarter 2019, compared to $207.2 million in second quarter 2018 and $87.9 million in the first quarter 2019. Capex for second quarter 2019 was $12.4 million, compared to $7.2 million in second quarter 2018 and $8.1 million in first quarter 2019. Free cash flow was $177.1 million in second quarter 2019, compared to $200.0 million in second quarter 2018 and $79.7 million in first quarter 2019. The increase in net cash provided by operating activities compared to first quarter 2019 was driven primarily by lower payments of cash expenses (primarily related to the impact of the annual cash incentives paid in the first quarter), partially offset by higher income tax payments and lower cash collections. The increase in free cash flow, compared to first quarter 2019, was driven by the higher net cash provided by operating activities described in the preceding sentence, partially offset by higher Capex. The decrease in net cash provided by operating activities, compared to second quarter 2018, was driven primarily by higher payments of cash expenses, interest payments and lower cash collections, partially offset by lower payments of income taxes. The decrease in free cash flow, compared to second quarter 2018, was driven by the lower net cash provided by operating activities described in the preceding sentence as well as higher Capex.

Net cash provided by operating activities was $277.3 million for six months 2019, compared to $295.8 million for six months 2018. Capex for six months 2019 was $20.5 million, compared to $13.1 million for six months 2018. Free cash flow was $256.8 million for six months 2019, compared to $282.7 million for six months 2018. The decrease in net cash provided by operating activities for six months 2019 compared to the same period of the prior year was primarily driven by higher payments of cash expenses and interest payments, partially offset by higher cash collections and lower payments of income taxes. The decrease in free cash flow for six months 2019, compared to the same period of the prior year, was driven by the lower net cash provided by operating activities described in the preceding sentence as well as higher Capex.

Share Count and Capital Return: The weighted average diluted shares outstanding in second quarter 2019 declined 6.8% to 85.4 million, compared to 91.6 million in second quarter 2018. In six months 2019, a total of 0.7 million shares were repurchased at an average price of $147.97 per share for a total value of $102.1 million, with no repurchases in second quarter 2019. A total of $0.7 billion remains on the outstanding share repurchase authorization as of July 30, 2019. Total shares outstanding as of June 30, 2019 was 84.7 million.

On July 30, 2019, the Board declared a cash dividend of $0.68 per share for third quarter 2019, representing an increase of 17.2% from $0.58 per share in the previous quarter. The third quarter 2019 dividend is payable on August 30, 2019 to shareholders of record as of the close of trading on August 16, 2019.

Table 1: Results by Segment (unaudited)

	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
2Q'19	$225,550	$163,915	72.7%	$123,681	$39,071	31.6%	$36,327	$8,810	24.3%
2Q'18	$212,934	$157,516	74.0%	$119,119	$36,327	30.5%	$30,993	$6,582	21.2%
1Q'19	$214,773	$152,211	70.9%	$121,435	$36,398	30.0%	$35,173	$9,098	25.9%
YoY % change	5.9%	4.1%		3.8%	7.6%		17.2%	33.8%

YTD 2019	$440,323	$316,126	71.8%	$245,116	$75,469	30.8%	$71,500	$17,908	25.0%
YTD 2018	$414,848	$303,446	73.1%	$238,106	$69,920	29.4%	$61,408	$13,768	22.4%
% change	6.1%	4.2%		2.9%	7.9%		16.4%	30.1%

Index Segment: Operating revenues for second quarter 2019 increased $12.6 million, or 5.9%, to $225.6 million, compared to second quarter 2018. The increase was driven by a $12.5 million, or 10.5%, increase in recurring subscriptions. Non-recurring revenues and asset-based fees were flat compared to second quarter 2018. The increase in recurring subscriptions was driven by strong growth in core products, factor and ESG index products and custom index products.

Revenues from asset-based fees of $87.7 million were flat, with a $0.7 million, or 19.5%, increase in revenues from exchange traded futures and options contracts based on MSCI indexes, offset by a $0.6 million, or 0.9%, decline in revenues from exchange traded funds (“ETFs”) linked to MSCI indexes and a $0.1 million, or 0.3%, decline in revenues from non-ETF passive funds linked to MSCI indexes. The increase in revenues from futures and options was primarily driven by the increase in total trading volumes. The decrease in revenues from ETFs linked to MSCI indexes was driven by a decline in average basis point fees resulting primarily from a change in product mix, partially offset by a 4.5% increase in average assets under management (“AUM”).

The adjusted EBITDA margin for Index was 72.7% for second quarter 2019, compared to 74.0% for second quarter 2018.

Operating revenues for six months 2018 increased $25.5 million, or 6.1%, to $440.3 million, compared to $414.8 million for six months 2018. The $25.5 million increase was driven by a $27.0 million, or 11.6%, increase in recurring subscriptions and a $2.1 million, or 23.2%, increase in non-recurring revenues, partially offset by a $3.6 million, or 2.1%, decline in asset-based fees. The adjusted EBITDA margin for Index was 71.8% for six months 2019, compared to 73.1% for six months 2018.

Index Run Rate at June 30, 2019 grew by $71.0 million, or 8.8%, to $876.7 million, compared to June 30, 2018. The increase was driven by a $53.2 million, or 11.1%, increase in recurring subscription Run Rate, and a $17.8 million, or 5.4%, increase in asset-based fees Run Rate. The 11.1% increase in Index recurring subscription Run Rate was driven by strong growth in core developed and emerging market modules, factor and ESG, and custom index products. The growth was also supported by strong performance across our asset management, banking, hedge funds, wealth management and asset owner client segments. The increase in asset-based fees Run Rate was primarily driven by higher AUM in ETFs linked to MSCI indexes, as well as an increase in non-ETF passive funds linked to MSCI indexes and higher volume in futures and options.

Analytics Segment: Operating revenues for second quarter 2019 increased $4.6 million, or 3.8%, to $123.7 million, compared to second quarter 2018, primarily driven by growth in both Multi-Asset Class and Equity Analytics products and the timing of client implementations, partially offset by the divestiture of InvestorForce. Organic operating revenue growth was 8.6%. The adjusted EBITDA margin for Analytics was 31.6% for second quarter 2019, compared to 30.5% for second quarter 2018.

Operating revenues for six months 2019 increased $7.0 million, or 2.9%, to $245.1 million, compared to $238.1 million for six months 2018. Organic operating revenue growth was 8.9%. The adjusted EBITDA margin for Analytics was 30.8% for six months 2019, compared to 29.4% for six months 2018.

Analytics Run Rate at June 30, 2019 grew by $14.0 million, or 2.9%, to $504.0 million, compared to June 30, 2018, primarily driven by growth in both Multi-Asset Class and Equity Analytics products, partially offset by the removal of Run Rate associated with InvestorForce, which was divested in October 2018. Analytics organic subscription Run Rate growth was 6.8% compared to June 30, 2018.

All Other Segment: Operating revenues for second quarter 2019 increased $5.3 million, or 17.2%, to $36.3 million, compared to second quarter 2018. The increase in All Other operating revenues was driven by a $4.1 million, or 24.0%, increase in ESG operating revenues to $21.4 million, coupled with a $1.2 million, or 8.7%, increase in Real Estate operating revenues to $14.9 million. The increase in ESG operating revenues was driven by strong growth in ESG Ratings products and ESG Screening product revenues, as we continue to see strong demand across all client segments and new use cases. The increase in Real Estate operating revenues was primarily driven by strong growth in our Global Intel product offering, partially offset by the unfavorable impact of foreign currency exchange rate fluctuations. Second quarter 2019 All Other organic operating revenue growth was 21.9%, with ESG organic operating revenue growth of 27.3% and Real Estate organic operating revenue growth of 15.0%. The adjusted EBITDA margin for All Other was 24.2% for second quarter 2019, compared to 21.2% for second quarter 2018.

Operating revenues for six months 2019 increased $10.1 million, or 16.4%, to $71.5 million, compared to $61.4 million for six months 2018. The increase in All Other revenues was driven by a $9.3 million, or 27.4%, increase in ESG revenues to $43.0 million, and a $0.8 million, or 3.0%, increase in Real Estate revenues to $28.5 million. All Other organic operating revenue growth for six months 2019 was 21.4%, with ESG organic operating revenue growth of 30.7% and Real Estate organic operating revenue growth of 10.0%. The adjusted EBITDA margin for All Other was 25.0% for six months 2019, compared to 22.4% for six months 2018.

All Other Run Rate at June 30, 2019 grew by $21.0 million, or 18.1%, to $137.0 million, compared to June 30, 2018. The increase was driven by a $17.4 million, or 24.3%, increase in ESG Run Rate to $88.9 million, and a $3.7 million, or 8.2%, increase in Real Estate Run Rate to $48.1 million. The increase in ESG Run Rate was primarily driven by strong growth in ESG Ratings products and an increase in ESG Screening products. The increase in Real Estate Run Rate was primarily driven by growth in Global Intel products. All Other organic subscription Run Rate growth was 19.7%, with organic ESG Run Rate growth of 25.2%, and organic Real Estate Run Rate growth of 10.7%, each compared to June 30, 2018.

Full-Year 2019 Guidance

MSCI’s guidance for full-year 2019 is as follows:

  Total operating expenses are expected to be in the range of $775 million to $800 million.
  Adjusted EBITDA expenses1 are expected to be in the range of $685 million to $705 million.
  Interest expense, including the amortization of financing fees, is expected to be approximately $144 million, assuming no additional financings.
  Capex is expected to be in the range of $45 million to $55 million.
  Net cash provided by operating activities and free cash flow are expected to be in the ranges of $600 million to $630 million and $545 million to $585 million, respectively.
  The effective tax rate2 is now expected to be in the range of 8.0% to 11.0%.

1Excludes the payroll tax impact from the vesting in first quarter 2019 of the Multi-Year PSUs.
2Includes the PSU windfall benefit which is expected to reduce the 2019 effective tax rate by ~11 percentage points. The previous effective tax rate guidance was expected to be in the range of 9.0% to 12.0%.

Conference Call Information

MSCI's senior management will review the second quarter 2019 results on Thursday, August 1, 2019 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-376-9931 conference ID: 7743929 within the United States. International callers dial 1-720-405-2251 conference ID: 7743929. The earnings release, second quarter update and related investor presentation used during the conference call will be made available on MSCI's Investor Relations homepage.

An audio recording of the conference call will be available on our Investor Relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through August 4, 2019, the recording will also be available by dialing 1-855-859-2056 conference ID: 7743929 within the United States or 1-404-537-3406 conference ID: 7743929 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's Investor Relations website for 12 months after the call.

About MSCI Inc.

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 45 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading, research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process.

To learn more, please visit www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, MSCI’s full-year 2019 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on February 22, 2019 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website, including its second quarter update, blog, podcasts and social media channels, including its corporate Twitter account (@MSCI_Inc), as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/email-alerts. The contents of MSCI’s website, including its second quarter update, blog, podcasts and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Retention Rate.

Retention Rate is an important metric because subscription cancellations decrease our Run Rate and ultimately our operating revenues over time. The annual Retention Rate represents the retained subscription Run Rate (subscription Run Rate at the beginning of the fiscal year less actual cancels during the year) as a percentage of the subscription Run Rate at the beginning of the fiscal year.

The Retention Rate for a non-annual period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the non-annual period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the fiscal year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.

Retention Rate is computed by operating segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for purposes of calculating our Retention Rate except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancel. In the Analytics and the ESG segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Estate segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sale of the same product or service as a cancellation to the extent of the reduction. We do not calculate Retention Rate for that portion of our Run Rate attributable to assets in index-linked investment products or futures and options contracts, in each case, linked to our indexes.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

“Organic subscription Run Rate growth” is defined as the period over period Run Rate growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 through 15 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets, the impact of divestitures, the impact of adjustments for the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”), except for amounts associated with active tax planning implemented as a result of Tax Reform, and, at times, certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted tax rate” is defined as the effective tax rate excluding the impact of Tax Reform adjustments (except for amounts associated with active tax planning implemented as a result of Tax Reform) and the impact related to the vesting of the Multi-Year PSUs.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

“Organic operating revenue growth” is defined as operating revenue growth compared to the prior year period excluding the impact of acquired businesses, divested businesses and foreign currency exchange rate fluctuations.

Asset-based fees ex-FX does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying AUM.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of acquisitions that do not directly affect what management considers to be our core performance in the period.

We believe that adjusted tax rate is useful to investors because it increases the comparability of period-to-period results by adjusting for the estimated net impact of Tax Reform and the impact related to the vesting of the Multi-Year PSUs.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe organic operating revenue growth is a meaningful measure of the operating performance of MSCI because it adjusts for the impact of foreign currency exchange rate fluctuations and excludes the impact of operating revenues attributable to acquired and divested businesses for the comparable prior year period, providing insight into our core operating performance for the period(s) presented.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted tax rate, Capex, free cash flow and organic operating revenue growth are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies. These measures can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Accordingly, the Company’s computation of these measures may not be comparable to similarly titled measures computed by other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations reflect the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period. While operating revenues adjusted for the impact of foreign currency fluctuations includes asset-based fees that have been adjusted for the impact of foreign currency fluctuations, the underlying AUM, which is the primary component of asset-based fees, is not adjusted for foreign currency fluctuations. Approximately two-thirds of the AUM are invested in securities denominated in currencies other than the U.S. dollar, and accordingly, any such impact is excluded from the disclosed foreign currency adjusted variances.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands, except per share data	2019	2018	2019	Change	2019	2018	Change
Operating revenues	$385,558	$363,046	$371,381	6.2%	$756,939	$714,362	6.0%
Operating expenses:
Cost of revenues	71,975	71,368	82,346	0.9%	154,321	142,672	8.2%
Selling and marketing	51,657	47,416	56,048	8.9%	107,705	93,825	14.8%
Research and development	23,752	19,801	23,172	20.0%	46,924	40,508	15.8%
General and administrative	26,378	24,036	27,497	9.7%	53,875	50,223	7.3%
Amortization of intangible assets	12,013	19,537	11,793	(38.5%)	23,806	30,875	(22.9%)
Depreciation and amortization of property,
equipment and leasehold improvements	7,405	7,377	7,850	0.4%	15,255	15,582	(2.1%)
Total operating expenses(1)	193,180	189,535	208,706	1.9%	401,886	373,685	7.5%

Operating income	192,378	173,511	162,675	10.9%	355,053	340,677	4.2%

Interest income	(3,345)	(4,281)	(4,086)	(21.9%)	(7,431)	(7,051)	5.4%
Interest expense	35,915	31,761	35,915	13.1%	71,830	61,321	17.1%
Other expense (income)	63	(10,292)	2,554	(100.6%)	2,617	(9,354)	(128.0%)
Other expense (income), net	32,633	17,188	34,383	89.9%	67,016	44,916	49.2%

Income before provision for income taxes	159,745	156,323	128,292	2.2%	288,037	295,761	(2.6%)

Provision for income taxes	34,055	39,494	(49,900)	(13.8%)	(15,845)	63,840	(124.8%)
Net income	$125,690	$116,829	$178,192	7.6%	$303,882	$231,921	31.0%

Earnings per basic common share	$1.48	$1.31	$2.11	13.0%	$3.60	$2.59	39.0%

Earnings per diluted common share	$1.47	$1.28	$2.08	14.8%	$3.55	$2.52	40.9%

Weighted average shares outstanding used
in computing earnings per share:

Basic	84,750	89,112	84,253	(4.9%)	84,503	89,591	(5.7%)
Diluted	85,393	91,586	85,649	(6.8%)	85,522	92,084	(7.1%)

(1) Includes stock-based compensation expense of $11.5 million, $9.7 million, and $10.5 million for the three months ended Jun. 30, 2019, Jun. 30, 2018, and Mar. 31, 2019, respectively. Includes stock-based compensation expense of $22.0 million and $19.5 million for the six months ended Jun. 30, 2019 and Jun. 30, 2018, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	June 30,	June 30,	Dec. 31,
In thousands	2019	2018	2018
Cash and cash equivalents	$771,117	$1,367,596	$904,176
Accounts receivable, net of allowances	$438,313	$394,886	$473,433

Deferred revenue	$528,919	$483,229	$537,977
Long-term debt(1)	$2,577,273	$2,573,730	$2,575,502
(1) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at Jun. 30, 2019, Jun. 30, 2018 and Dec. 31, 2018 was $2.6 billion.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2019	2018	2019	Change	2019	2018	Change
Net cash provided by operating activities	$189,470	$207,165	$87,875	(8.5%)	$277,345	$295,762	(6.2%)
Net cash (used in) provided by investing activities	(12,391)	13,805	(8,136)	(189.8%)	(20,527)	7,933	n/m
Net cash (used in) provided by financing activities	(49,914)	304,416	(341,635)	(116.4%)	(391,549)	178,358	n/m
Effect of exchange rate changes	1,171	(7,618)	501	(115.4%)	1,672	(3,959)	(142.2%)
Net increase (decrease) in cash and cash equivalents	$128,336	$517,768	$(261,395)	(75.2%)	$(133,059)	$478,094	(127.8%)

n/m: not meaningful.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2019	2018	2019	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$132,145	$119,626	$127,674	10.5%	$259,819	$232,831	11.6%
Asset-based fees	87,733	87,636	81,808	0.1%	169,541	173,119	(2.1%)
Non-recurring	5,672	5,672	5,291	—%	10,963	8,898	23.2%
Total operating revenues	225,550	212,934	214,773	5.9%	440,323	414,848	6.1%
Adjusted EBITDA expenses	61,635	55,418	62,562	11.2%	124,197	111,402	11.5%
Adjusted EBITDA	$163,915	$157,516	$152,211	4.1%	$316,126	$303,446	4.2%
Adjusted EBITDA margin %	72.7%	74.0%	70.9%		71.8%	73.1%

Analytics	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2019	2018	2019	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$121,699	$117,528	$120,110	3.5%	$241,809	$235,772	2.6%
Non-recurring	1,982	1,591	1,325	24.6%	3,307	2,334	41.7%
Total operating revenues	123,681	119,119	121,435	3.8%	245,116	238,106	2.9%
Adjusted EBITDA expenses	84,610	82,792	85,037	2.2%	169,647	168,186	0.9%
Adjusted EBITDA	$39,071	$36,327	$36,398	7.6%	$75,469	$69,920	7.9%
Adjusted EBITDA margin %	31.6%	30.5%	30.0%		30.8%	29.4%

All Other	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2019	2018	2019	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$35,305	$29,584	$34,580	19.3%	$69,885	$58,951	18.5%
Non-recurring	1,022	1,409	593	(27.5%)	1,615	2,457	(34.3%)
Total operating revenues	36,327	30,993	35,173	17.2%	71,500	61,408	16.4%
Adjusted EBITDA expenses	27,517	24,411	26,075	12.7%	53,592	47,640	12.5%
Adjusted EBITDA	$8,810	$6,582	$9,098	33.8%	$17,908	$13,768	30.1%
Adjusted EBITDA margin %	24.3%	21.2%	25.9%		25.0%	22.4%

Consolidated	Three Months Ended				Six Months Ended
	June 30,	June 30,	Mar. 31,	YoY %	June 30,	June 30,	YoY %
In thousands	2019	2018	2019	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$289,149	$266,738	$282,364	8.4%	$571,513	$527,554	8.3%
Asset-based fees	87,733	87,636	81,808	0.1%	169,541	173,119	(2.1%)
Non-recurring	8,676	8,672	7,209	0.0%	15,885	13,689	16.0%
Operating revenues total	385,558	363,046	371,381	6.2%	756,939	714,362	6.0%
Adjusted EBITDA expenses	173,762	162,621	173,674	6.9%	347,436	327,228	6.2%
Adjusted EBITDA	$211,796	$200,425	$197,707	5.7%	$409,503	$387,134	5.8%
Adjusted EBITDA margin %	54.9%	55.2%	53.2%		54.1%	54.2%
Operating margin %	49.9%	47.8%	43.8%		46.9%	47.7%

Table 6: Sales and Retention Rate by Segment (unaudited)

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	June 30,	June 30,
In thousands	2019	2019	2018	2018	2018	2019	2018
Index
New recurring subscription sales	$19,526	$17,329	$21,013	$15,546	$20,906	$36,855	$36,101
Subscription cancellations	(3,601)	(4,366)	(7,699)	(4,428)	(4,577)	(7,967)	(8,692)
Net new recurring subscription sales	$15,925	$12,963	$13,314	$11,118	$16,329	$28,888	$27,409
Non-recurring sales	$5,982	$5,081	$6,845	$7,097	$5,328	$11,063	$8,787
Total gross sales(1)	$25,508	$22,410	$27,858	$22,643	$26,234	$47,918	$44,888
Total Index net sales	$21,907	$18,044	$20,159	$18,215	$21,657	$39,951	$36,196

Index Retention Rate(2)	97.1%	96.5%	93.2%	96.1%	95.9%	96.8%	96.1%

Analytics
New recurring subscription sales	$13,669	$12,751	$19,438	$16,797	$17,395	$26,420	$28,752
Subscription cancellations	(7,102)	(7,764)	(8,524)	(7,117)	(9,452)	(14,866)	(18,030)
Net new recurring subscription sales	$6,567	$4,987	$10,914	$9,680	$7,943	$11,554	$10,722
Non-recurring sales	$2,631	$2,577	$3,249	$3,189	$2,425	$5,208	$3,770
Total gross sales(1)	$16,300	$15,328	$22,687	$19,986	$19,820	$31,628	$32,522
Total Analytics net sales	$9,198	$7,564	$14,163	$12,869	$10,368	$16,762	$14,492

Analytics Retention Rate(2)	94.2%	93.7%	92.7%	94.1%	92.1%	94.0%	92.6%

All Other
New recurring subscription sales	$8,014	$7,215	$7,596	$6,459	$6,678	$15,229	$12,146
Subscription cancellations	(1,902)	(1,275)	(1,959)	(1,547)	(1,384)	(3,177)	(2,915)
Net new recurring subscription sales	$6,112	$5,940	$5,637	$4,912	$5,294	$12,052	$9,231
Non-recurring sales	$630	$454	$1,194	$641	$909	$1,084	$1,603
Total gross sales(1)	$8,644	$7,669	$8,790	$7,100	$7,587	$16,313	$13,749
Total All Other net sales	$6,742	$6,394	$6,831	$5,553	$6,203	$13,136	$10,834

All Other Retention Rate(2)	93.9%	95.9%	92.8%	94.3%	94.9%	94.9%	94.6%

Consolidated
New recurring subscription sales	$41,209	$37,295	$48,047	$38,802	$44,979	$78,504	$76,999
Subscription cancellations	(12,605)	(13,405)	(18,182)	(13,092)	(15,413)	(26,010)	(29,637)
Net new recurring subscription sales	$28,604	$23,890	$29,865	$25,710	$29,566	$52,494	$47,362
Non-recurring sales	$9,243	$8,112	$11,288	$10,927	$8,662	$17,355	$14,160
Total gross sales(1)	$50,452	$45,407	$59,335	$49,729	$53,641	$95,859	$91,159
Total net sales	$37,847	$32,002	$41,153	$36,637	$38,228	$69,849	$61,522

Total Retention Rate(2)	95.5%	95.2%	92.9%	95.0%	94.1%	95.4%	94.4%
(1) Total gross sales equal new recurring subscription sales plus non-recurring sales.
(2) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Retention Rate.

Table 7: AUM in ETFs Linked to MSCI Indexes (unaudited)(1)(2)(3)

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	June 30,	June 30,
In billions	2019	2019	2018	2018	2018	2019	2018
Beginning Period AUM in ETFs linked to
MSCI indexes	$802.2	$695.6	$765.5	$744.7	$764.9	$695.6	$744.3
Market Appreciation/(Depreciation)	14.9	78.3	(94.7)	15.6	(19.4)	93.2	(31.1)
Cash Inflows	2.2	28.3	24.8	5.2	(0.8)	30.5	31.5
Period-End AUM in ETFs linked to
MSCI indexes	$819.3	$802.2	$695.6	$765.5	$744.7	$819.3	$744.7

Period Average AUM in ETFs linked to
MSCI indexes	$811.4	$766.0	$717.1	$755.8	$776.5	$788.7	$778.0

Avg. Basis Point Fee(4)	2.85	2.88	2.92	2.90	2.96	2.85	2.96

(1) The historical values of the AUM in ETFs linked to our indexes as of the last day of the month and the monthly average balance can be found under the link “AUM in ETFs Linked to MSCI Indexes” on our Investor Relations homepage at http://ir.msci.com. Information contained on our website is not incorporated by reference into this Earnings Release or any other report filed with the SEC. The AUM in ETFs numbers also include AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.

(2) The values for periods prior to April 26, 2019 were based on data from Bloomberg and MSCI, while the values for periods on or after April 26, 2019 were based on data from Refinitiv and MSCI. De minimis amounts of data are reported on a delayed basis.

(3) The value of AUM in ETFs linked to MSCI indexes is calculated by multiplying the ETF net asset value by the number of shares outstanding.
(4) Based on period-end Run Rate for ETFs linked to MSCI indexes using period-end AUM.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	June 30,	June 30,	Mar. 31,	YoY %
In thousands	2019	2018	2019	Change
Index
Recurring subscriptions	$531,590	$478,421	$515,667	11.1%
Asset-based fees	345,126	327,299	335,261	5.4%
Index Run Rate	876,716	805,720	850,928	8.8%

Analytics Run Rate	503,969	489,979	496,183	2.9%

All Other Run Rate	137,045	116,021	130,979	18.1%

Total Run Rate	$1,517,730	$1,411,720	$1,478,090	7.5%

Total recurring subscriptions	$1,172,604	$1,084,421	$1,142,829	8.1%
Total asset-based fees	345,126	327,299	335,261	5.4%
Total Run Rate	$1,517,730	$1,411,720	$1,478,090	7.5%
(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	Mar. 31,	June 30,	June 30,
In thousands	2019	2018	2019	2019	2018
Index adjusted EBITDA	$163,915	$157,516	$152,211	$316,126	$303,446
Analytics adjusted EBITDA	39,071	36,327	36,398	75,469	69,920
All Other adjusted EBITDA	8,810	6,582	9,098	17,908	13,768
Consolidated adjusted EBITDA	211,796	200,425	197,707	409,503	387,134
Multi-Year PSU payroll tax expense	—	—	15,389	15,389	—
Amortization of intangible assets	12,013	19,537	11,793	23,806	30,875
Depreciation and amortization of property,
equipment and leasehold improvements	7,405	7,377	7,850	15,255	15,582
Operating income	192,378	173,511	162,675	355,053	340,677
Other expense (income), net	32,633	17,188	34,383	67,016	44,916
Provision for income taxes	34,055	39,494	(49,900)	(15,845)	63,840
Net income	$125,690	$116,829	$178,192	$303,882	$231,921

Table 10: Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	Mar. 31,	June 30,	June 30,
In thousands, except per share data	2019	2018	2019	2019	2018
Net income	$125,690	$116,829	$178,192	$303,882	$231,921
Plus: Amortization of acquired intangible assets	8,663	17,029	8,716	17,379	26,236
Plus: Multi-Year PSU payroll tax expense	—	—	15,389	15,389	—
Less: Discrete excess tax benefit related
to Multi-Year PSU vesting	—	—	(66,581)	(66,581)	—
Less: Gain on sale of FEA (not-tax effected)	—	(10,636)	—	—	(10,636)
Less: Tax Reform adjustments	—	—	—	—	(1,601)
Less: Income tax effect	(2,638)	(4,121)	(3,134)	(5,772)	(5,729)
Adjusted net income	$131,715	$119,101	$132,582	$264,297	$240,191

Diluted EPS	$1.47	$1.28	$2.08	$3.55	$2.52
Plus: Amortization of acquired intangible assets	0.10	0.19	0.10	0.20	0.28
Plus: Multi-Year PSU payroll tax expense	—	—	0.18	0.18	—
Less: Discrete excess tax benefit related
to Multi-Year PSU vesting	—	—	(0.78)	(0.78)	—
Less: Gain on sale of FEA (not-tax effected)	—	(0.12)	—	—	(0.12)
Less: Tax Reform adjustments	—	—	—	—	(0.02)
Less: Income tax effect	(0.03)	(0.05)	(0.03)	(0.06)	(0.05)
Adjusted EPS	$1.54	$1.30	$1.55	$3.09	$2.61

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Six Months Ended		Full-Year
	June 30,	June 30,	Mar. 31,	June 30,	June 30,	2019
In thousands	2019	2018	2019	2019	2018	Outlook(1)
Index adjusted EBITDA expenses	$61,635	$55,418	$62,562	$124,197	$111,402
Analytics adjusted EBITDA expenses	84,610	82,792	85,037	169,647	168,186
All Other adjusted EBITDA expenses	27,517	24,411	26,075	53,592	47,640
Consolidated adjusted EBITDA expenses	173,762	162,621	173,674	347,436	327,228	$685,000 - $705,000
Multi-Year PSU payroll tax expense	—	—	15,389	15,389	—	15,389
Amortization of intangible assets	12,013	19,537	11,793	23,806	30,875
Depreciation and amortization of property,						75,000 - 85,000
equipment and leasehold improvements	7,405	7,377	7,850	15,255	15,582
Total operating expenses	$193,180	$189,535	$208,706	$401,886	$373,685	$775,389 - $ 800,389

(1) We have not provided a line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.

Table 12: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	Three Months Ended			Six Months Ended		Full-Year
	June 30,	June 30,	Mar. 31,	June 30,	June 30,	2019
In thousands	2019	2018	2019	2019	2018	Outlook(1)
Net cash provided by operating activities	$189,470	$207,165	$87,875	$277,345	$295,762	$600,000 - $630,000
Capital expenditures	(6,278)	(2,967)	(3,156)	(9,434)	(4,479)
Capitalized software development costs	(6,113)	(4,238)	(4,990)	(11,103)	(8,598)
Capex	(12,391)	(7,205)	(8,146)	(20,537)	(13,077)	(55,000 - 45,000)
Free cash flow	$177,079	$199,960	$79,729	$256,808	$282,685	$545,000 - $585,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

Table 13: Reconciliation of Effective Tax Rate to Adjusted Tax Rate (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	Mar. 31,	June 30,	June 30,
	2019	2018	2019	2019	2018
Effective tax rate	21.32%	25.26%	(38.90%)	(5.50%)	21.59%
Tax Reform impact on effective tax rate	—%	—%	—%	—%	0.54%
Multi-Year PSU impact on effective tax rate	—%	—%	51.90%	23.11%	—%
Adjusted tax rate	21.32%	25.26%	13.00%	17.61%	22.13%

Table 14: Second Quarter 2019 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Three Months Ended June 30, 2019 and 2018
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	5.9%	10.5%	0.1%	—%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.1%	—%	0.1%	—%
Organic operating revenue growth	6.0%	10.5%	0.2%	—%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	3.8%	3.5%	—%	24.6%
Impact of acquisitions and divestitures	4.7%	4.5%	—%	32.7%
Impact of foreign currency exchange rate fluctuations	0.1%	—%	—%	0.7%
Organic operating revenue growth	8.6%	8.0%	—%	58.0%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	17.2%	19.3%	—%	(27.5%)
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	4.7%	4.8%	—%	3.8%
Organic operating revenue growth	21.9%	24.1%	—%	(23.7%)

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	6.2%	8.4%	0.1%	—%
Impact of acquisitions and divestitures	1.5%	2.0%	—%	4.0%
Impact of foreign currency exchange rate fluctuations	0.5%	0.6%	0.1%	0.8%
Organic operating revenue growth	8.2%	11.0%	0.2%	4.8%

Table 15: Six Months 2019 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Six Months Ended June 30, 2019 and 2018
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	6.1%	11.6%	(2.1%)	23.2%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	0.1%	—%	0.1%	0.1%
Organic operating revenue growth	6.2%	11.6%	(2.0%)	23.3%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	2.9%	2.6%	—%	41.7%
Impact of acquisitions and divestitures	5.9%	5.6%	—%	35.8%
Impact of foreign currency exchange rate fluctuations	0.1%	0.1%	—%	1.3%
Organic operating revenue growth	8.9%	8.3%	—%	78.8%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	16.4%	18.5%	—%	(34.3%)
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	5.0%	5.1%	—%	3.7%
Organic operating revenue growth	21.4%	23.6%	—%	(30.6%)

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	6.0%	8.3%	(2.1%)	16.0%
Impact of acquisitions and divestitures	1.9%	2.6%	—%	4.2%
Impact of foreign currency exchange rate fluctuations	0.5%	0.7%	0.1%	0.9%
Organic operating revenue growth	8.4%	11.6%	(2.0%)	21.1%

Contacts

MSCI Inc.
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